Exhibit 10.3

Limited Liability Company Operating Agreement

Of

Sadot LLC

November 16, 2022

Table of Contents

i

Exhibit A Members, Capital Contributions, Units, Membership Interest

ii

Limited Liability Company Operating Agreement

Of

Sadot LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of Sadot LLC, a Delaware limited liability company (the “Company”), is dated as of November 16, 2022, and is entered into by Muscle Maker, Inc., a Nevada corporation, as its sole initial Member (the “Initial Member”).

R E C I T A L S:

A.	The Company has heretofore been formed as a limited liability company under the Delaware Act (as defined below) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on October 19, 2022.

B.	The Company and the Initial Member acknowledge the status of the Company initially, prior to the admission of one or more additional Persons (defined hereinafter) as Members, as an ignored entity for federal income tax purposes whose federal income taxable attributes, if any, would be deemed attributed solely to the Member as its sole Member; provided, however, owing to the contemplation of the imminent admission of one or more Persons as additional Members, upon such occurrence, the Company would be deemed to have become classified as a partnership for federal income tax purposes by default. Accordingly, this Agreement has been intentionally structured contemplating that eventuality, through its implementation of certain applicable concepts of federal partnership tax law, and prescription of certain processes and procedures incidental to such tax classification, that would become applicable only upon admission of such one or more Persons as additional Members.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Member hereby agrees as follows:

Article I. General Provisions

Section 1.01 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by” or “under common control with” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise. No Member shall be deemed to be an “Affiliate” of the Company solely by reason of being a Member of the Company.

(b)	“Agreement” has the meaning set forth in the preamble.

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(c)	“Aggia” has the meaning set forth in Section 2.01(b)

(d)	“BBA” means the Bipartisan Budget Act of 2015 as amended by the Protecting American from Tax Hikes Act of 2015, Pub. L. No.114-113, div. Q (the “PATH Act”), Section 411, whose operational provisions are contained in Internal Revenue Code Sections 6221 through 6241. The Company shall be bound by any final decision in a proceeding brought under the BBA with respect to the Company.

(e)	“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

(f)	“Capital Contribution” means, with respect to each Member, the amount of cash or the Fair Value of any property contributed or deemed to be contributed by such Member, if any, to the capital of the Company from time to time pursuant to Section 3.01.

(g)	“Closing Date” has the meaning set forth in Section 4.03(b).

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)	“Commission” means the United States Securities and Exchange Commission.

(j)	“Company Minimum Gain” means “partnership minimum gain” as such term is defined in Regulation sections 1.704 2(b)(2) and 1.704 2(d).

(k)	“Company” has the meaning set forth in the preamble.

(l)	“Delaware Act” means the Chapter 18 of Subtitle II of Title 6 of the Delaware Code, referred to as the Delaware Limited Liability Company Act, as amended from time to time, and any successor thereto.

(m)	“Designated Jurisdiction” has the meaning set forth in Section 3.05.

(n)	“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

(o)	“Dissolution Event” has the meaning set forth in Section 7.01.

(p)	“Estimated Tax Distribution” has the meaning set forth in Section 3.05.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

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(r)	“Bankruptcy” means, with respect to a Member (a “Bankrupt Member”) or the Company, the happening of any of the following: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (iii) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Company or a Member to be bankrupt or insolvent; (iv) the filing of a voluntary petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, an involuntary bankruptcy petition filed against the Company or a Member in any bankruptcy proceeding; (vi) the filing of a voluntary application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company’s or a Member’s properties; (vii) the commencement against the Company or a Member of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within one hundred eighty (180) days; or (viii) the appointment without consent of the Company or such Member or acquiescence in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company’s or a Member’s properties without such appointment being vacated or stayed within ninety (90) days and, if stayed, without such appointment being vacated within 90 days after the expiration of any such stay.

(s)	“Fair Value” means, with respect to securities or any other assets, other than cash, the fair market value as determined by the Managing Member.

(t)	“Fiscal Year” means each fiscal year of the Company (or portion thereof), which shall end on December 31 and shall be comprised of four fiscal quarters, ending on March 31, June 30, September 30 and December 31 of each year, provided, however, that, upon Termination of the Company, “Fiscal Year” means the period from the January 1 immediately preceding such Termination to the date of such Termination.

(u)	“Involuntary Transfer” has the meaning set forth in Section 4.09(a).

(v)	“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member and who is not the Managing Member.

(w)	“Initial Member” has the meaning set forth in the introductory paragraph hereto.

(x)	“Liabilities” has the meaning set forth in Section 5.02(b).

(y)	“Liquidating Trustee” has the meaning set forth in Section 7.02(a).

(z)	“Managing Member” has the meaning set forth in Section 2.01(a).

(aa)	“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability (as defined in Regulation section 1.752 1(a)(2)) determined in accordance with Regulation section 1.704 2(i)(3).

(bb)	“Member Nonrecourse Debt” means “partner nonrecourse debt” as such term is defined in Regulation section 1.704-2(b)(4).

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(cc)	“Member” or “Members” means the Initial Member and any other Person later admitted to the Company as a member, and provided that, if at any time there is only one Member of the Company, any reference herein to the “Members” shall be deemed a reference to the sole Member.

(dd)	“Membership Interest” shall mean the relative economic ownership interest of a Member in the Company at any particular time, expressed as a percentage equal to the number of Units owned by a Member divided by the total Units then issued and outstanding.

(ee)	“Net Income” is the excess of revenues from Company operations and items of gain on disposition of Company assets in excess of expenses of Company operations including all expenses paid to and accrued by Aggia under the Services Agreement (as defined below) or otherwise and losses on disposition of Company assets, and shall be determined under the accrual basis of accounting in accordance with US GAAP, provided that the expenses of the Initial Member’s existing business of fast casual restaurants and meal preparation companies shall not be taken into account in such calculations, and the expenses to be deducted with respect to corporate overhead shall be solely the Overhead Expenses.

(ff)	“Net Loss” is the excess of expenses of Company operations and losses on disposition of Company assets, which shall include but is not limited to the Overhead Expenses, in excess of revenues of Company operations and items of gain on disposition of Company assets, and shall be determined under the accrual basis of accounting in accordance with US GAAP.

(gg)	“Overhead Expenses” are (i) accounting relating to additional accounting staff engaged after the Closing Date and 25% of the Initial Member’s Chief Financial Officer’s salary, which shall be increased to 50% upon the Company generating in excess of $50 million in revenue on an annualized basis, (ii) auditing expenses incurred in auditing the Company; (iii) any tax obligations of the Company which shall be accrued at a rate of 12% and adjusted to the actual tax rate when such tax obligations become due; and (iv) any supportable incremental cost that the Initial Member would not have encumbered that is attributable to the Company.

(hh)	“Officers” has the meaning set forth in Section 2.05.

(ii)	“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a governmental authority or other entity.

(jj)	“Proposed Transferee” has the meaning set forth in Section 4.04(a).

(kk)	“Protected Person” means: (i) the Managing Member and its Affiliates; (ii) any Members; (iii) any Officer; (iv) the Managing Member Representative; and (v) any Person who serves at the request of the Managing Member on behalf of the Company as an officer, director, partner, member, stockholder or employee of any other Person.

(ll)	“Record Date” means the date established by the Company for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or Distribution or to participate in any offer.

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(mm)	“Record Holder” or “holder” means the Person in whose name such Units are registered on the books of the Company as of the opening of business on a particular Business Day.

(nn)	“Reviewed Year” has the meaning ascribed to said phrase under BBA Section 6225(d)(1).

(oo)	“Sale Transaction” means a transaction or series of transactions involving the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions to any Person for value, of fifty-one percent (51%) or more of the assets of the Company.

(pp)	“Sale Notice” has the meaning set forth in Section 4.04(b).

(qq)	“Selling Member” has the meaning set forth in Section 4.04(a).

(rr)	“Services” has the meaning set forth in Section 2.02.

(ss)	“Small Partnership Election” means an election by the Partnership under Section 6221(b) of the Code.

(tt)	“Substitute Member” means a Person who is admitted as a Member of the Company pursuant to Article IV as a result of a Transfer of Units to such Person.

(uu)	“Tag-along Member” has the meaning set forth in Section 4.04(a).

(vv)	“Tag-along Notice” has the meaning set forth in Section 4.04(c).

(ww)	“Tag-along Period” has the meaning set forth in Section 4.04(c).

(xx)	“Tag-along Sale” has the meaning set forth in Section 4.04(a).

(yy)	“Termination” means the date of the cancellation of the Certificate of Formation of the Company following the end of the Winding Up Period by the filing of a Certificate of Cancellation of the Company with the Secretary of State of the State of Delaware.

(zz)	“Transfer” means, with respect to a Unit and the associated Membership Interest, a transaction by which the Record Holder of a Unit assigns such Unit to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(aaa)	“Transferee” means a Person to whom one or more Units are proposed to be Transferred.

(bbb)	“Unit” has the meaning set forth in Section 2.07.

(ccc)	“Winding Up Period” means the period from the Dissolution Event to the Termination of the Company.

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Section 1.02 Name. The name of the Company is “Sadot LLC.” All business of the Company shall be conducted under such name. The Managing Member may elect to change the name of the Company at any time.

Section 1.03 Principal Office. The principal office of the Company shall be at a location as determined by the Managing Member either within or outside of the United States. The Company shall keep its books and records at its principal office. As of the date hereof, the principal office address of the Company is 1751 River Run, Suite 200, Fort Worth, Texas 76107, provided that the Managing Member may decide to change such principal office address.

Section 1.04 Registered Office and Registered Agent. The street address of the registered office of the Company in the State of Delaware shall be as selected by the Managing Member. The Managing Member may elect to change the registered office and the registered agent of the Company at any time.

Section 1.05 Term. The Company was formed on October 19, 2022 and shall continue its regular business activities until the Company is dissolved.

Section 1.06 Purpose and Powers.

(a)	The Company is organized for the purposes of undertaking such activities as determined by the Managing Member and, subject to the terms and conditions herein and of the Delaware Act, the Members, which are permitted by applicable law and engaging in activities incidental or ancillary thereto.

(b)	The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

(c)	In addition to the foregoing, the Company has been formed for the following purposes and scopes:

(i)	The trading of all types of agricultural commodities;

(ii)	The chartering of vessels on short term (voyage) and on long term (time charter) or of bareboat charters as the Company’s business requires from time to time;

(iii)	The acquisition of assets which are ancillary to the business as set forth in this Section 1.06(c) including, without limitation, acquisitions of farms or other plantations in various jurisdictions.

Article II. Management, Members and Units

Section 2.01 Managing Member.

(a)	The Company shall be a member-managed limited liability company as set forth in Section 402 of the Delaware Act, and shall be managed by the Initial Member as the managing member (the “Managing Member”).

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(b)	The Member acknowledges and agrees that pursuant to the Services Agreement dated as of November 14, 2022 (the “Services Agreement”), by and between (i) the Initial Member; (ii) the Company; and (iii) AGGIA LLC FZ, a company organized under the laws of United Arab Emirates (“Aggia”), Aggia has agreed to provide certain services to the Company. Notwithstanding the fact that the Initial Member is the managing member of the Company, the Member, and the Initial Member in its capacity as the Managing Member, hereby agrees the sole person who shall have the right to make any decisions for the Managing Member with respect to the Company, or to take any actions on behalf of the Company shall be the Managing Member Representative (as defined in the Services Agreement) provided that such decisions shall be made in accordance with the Protocol (as defined in the Services Agreement). The Managing Member Representative shall have the sole power and authority to execute documents and agreements on behalf of the Initial Member in its capacity as managing member solely with respect to the Company, and to bind the Initial Member to such documents or agreements solely in its role as managing member, subject to the Protocol, provided that any other officer of the Initial Member may execute this Agreement on the Effective Date on behalf of the Company and provided that the Managing Member Representative may give power and authority to the Chief Executive Officer and Chief Financial Officer of Muscle Maker to execute documents and agreements on behalf of the Company, and to bind Sadot to such documents or agreements. The Managing Member Representative may be terminated and replaced as set forth in the Services Agreement.

(c)	Except as otherwise expressly provided in this Agreement or as required by the Delaware Act, the Managing Member shall have complete and exclusive discretion in the management and control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement. Any Person not a party to this Agreement dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Managing Member to bind the Company in all respects, and to authorize the execution of any and all agreements, instruments and other writings on behalf of and in the name of the Company as and to the extent set forth in this Agreement.

(d)	Subject to the terms and conditions herein, all decisions regarding the management and operations of the Company shall be made by the Managing Member, provided, however, that the Managing Member may designate any Officers of the Company to have control or authority with respect to one or more decisions or areas of operation, and may include such limitations or restrictions on such power as they may deem reasonable.

(e)	The Managing Member shall directly, or indirectly through one or more Affiliates or third parties as described herein, engage and maintain personnel for the purpose of operating the Company, acquiring and operating the assets and providing the Services to the Company.

(f)	Nothing herein shall prevent the Managing Member from providing additional services not otherwise set forth herein, and any such additional Services shall be deemed to be included within the definition of “Services”.

(g)	The Managing Member may designate any Officers of the Company, which officers may be affiliates of the Managing Member, to have control or authority with respect to one or more decisions or areas of operation, and may include such limitations or restrictions on such power as the Managing Member may deem reasonable.

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Section 2.02 Managing Member Services and Responsibilities. The Members and the Managing Member agree that, in connection with the operations of the Company, the Managing Member shall be responsible for the services to be provided to the Company (collectively, the “Services”):

(a)	General day to day operations of the Company;

(b)	Selecting, engaging and terminating employees and service providers for the Company;

(c)	Acquiring and maintaining assets for the Company’s operations;

(d)	Negotiating, executing and enforcing contracts and other agreements for the Company;

(e)	Providing custodial and storage services for the assets of the Company;

(f)	maintaining asset-level insurance requirements for the assets and operations of the Company;

(g)	other services deemed necessary or appropriate by the Managing Member it its discretion to maintain and operate the assets and the operations of the Company;

(h)	entity-level services for the Company, including:

(i)	oversight and management of banking activities;

(ii)	management of preparation and filing of SEC and other corporate filings;

(iii)	financial, accounting and bookkeeping services, including retention of an auditor for the Company;

(iv)	record-keeping, shareholder registrar and regulatory compliance;

(v)	providing listing services, subject to the applicable law;

(vi)	tax reporting services;

(vii)	bill payment;

(viii)	selecting and negotiating insurance coverage for the Company, including operational errors and omissions coverage and Managing Members’, directors’ and officers’ coverage;

(ix)	maintain the Company’s membership ledger and coordinating activities of the Company’s transfer agent, escrow agent and related parties;

(x)	software services; and

(i)	transactional, extraordinary or non-routine services, including:

(j)	legal and professional transactional services;

(k)	negotiation of terms of potential acquisition of assets for or the sale of the assets of the Company and the execution thereof;

(l)	obtaining appraisals and statements of condition in connection with a sale transaction relating to the assets and operations of the Company;

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(m)	other transaction-related services, cost, payments and expenditures relating to the assets and operations of the Company;

(n)	administrative services in connection with liquidation or winding up of the Company;

(o)	managing litigation, judicial proceedings or arbitration, including the defense and or settlement of any claims; and

(p)	other non-routine or extraordinary services.

Section 2.03 Specific Approval Requirements. Notwithstanding anything herein to the contrary, the Managing Member Representative is not authorized to take any action in connection with the following actions or events and the prior written approval of both the Initial Member and Aggia shall be required prior to the Company undertaking any of the following actions or events:

(a)	Creating or issuing any additional Units;

(b)	Admitting any Person as a Member of the Company;

(c)	Merging or consolidating the Company with another Person;

(d)	Undertaking any Sale Transaction;

(e)	Making any Distributions;

(f)	Amending this Agreement;

(g)	Approving, subject to the conditions of this Agreement, the transfer of Units to an existing Member or to any other Person;

(h)	Naming any Managing Member of the Company; or

(i)	Entering into any agreement to do any of the foregoing.

Section 2.04 Expenses. The Company will make a payment in cash to the Initial Member in amount equal to the Overhead Expenses on a monthly basis.

Section 2.05 Officers; Authorized Persons. At any time, the Managing Member may appoint and replace individuals as officers or agents of the Company (“Officers”) with such titles as the Managing Member may elect to act on behalf of the Company with such power and authority as the Managing Member may delegate to such persons. Any number of offices may be held by the same person. Officers shall hold their offices for such terms as shall be determined from time to time by the Managing Member. Each Officer shall have the powers, rights and obligations as designated by the Managing Member. The Officers shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Managing Member. The Officers may also be officers or employees of other Persons. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managing Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care as set forth in the Delaware Act. No Officer shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

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Section 2.06 Members.

(a)	A Person shall be admitted as a Member, subject to the approval of the Members representing 100% of the Units outstanding, and shall become bound by, and shall be deemed to have agreed to be bound by, the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Unit, and such Person shall become the Record Holder of such Unit, in accordance with the provisions of this Agreement. A Person may not become a Member without acquiring one or more Units.

(b)	The name and mailing address of each Member or such Member’s representative shall be listed on the books and records of the Company maintained for such purpose by the Company.

(c)	Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

(d)	Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of any Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(e)	Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

Section 2.07 Membership Interests. The total of the Membership Interests in the Company shall be represented by a number of units (each a “Unit”) all of which shall have the same rights, powers and duties, except as otherwise set forth in this Agreement. All of the Units issued and outstanding at any time shall constitute 100% of the Membership Interests of the Company. The Units and corresponding Membership Interests of the Members shall be as set forth on Exhibit A attached hereto, which may be updated as set forth herein. The name and mailing address of each Member or such Member’s representative shall be listed on the books and records of the Company maintained for such purpose by the Company.

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Section 2.08 No Certificates. Units shall be recorded in book entry form and shall not be certificated. No Member shall have the right to require the Company to issue physical certificates representing Units for any reason, except as may be required by applicable law.

Section 2.09 Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of a Unit and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Units.

Section 2.10 Initial Units. Upon execution of this Agreement, the Initial Member shall be issued the Units as set forth on Exhibit A which shall, as of such time, constitute all of the Membership Interests of the Company.

Section 2.11 Provision of Services by Third Parties. The Managing Member shall, to the extent it determines that it would be advisable in connection with or incidental to the activities contemplated hereby, arrange for and coordinate the services of other professionals, experts and consultants to provide any or all of the Services, in which case, the costs and expenses of such third parties for providing such services shall be borne by the Company, and the Managing Member shall be entitled to reimbursement for third party costs incurred in connection with Services described in herein.

Section 2.12 Independent Contractor; Authority. The management, policies and operations of the Company, and the terms and conditions thereof, shall be the responsibility of the Managing Member.

Section 2.13 Obligations of Managing Member Not Exclusive.

(a)	The obligations of the Managing Member to the Company are not exclusive. The Managing Member may, in its discretion, render the same or similar services as rendered to the Company to any Person or Persons whose business may be in direct or indirect competition with the Company, including other Affiliates of the Managing Member.

(b)	Notwithstanding the definition of the “Services” as set forth above, it is acknowledged and agreed by the Company that Managing Member carries no professional financial or legal or accounting licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws.

Section 2.14 Bank Accounts. The Company shall open a bank account at Bank of America shall and the financial contributions of the Members shall be deposited in such account within 30 Business Days of the date hereof.

Section 2.15 Voting.

(a)	Each Unit shall have one vote on any matter submitted to the Members for a vote or any matter on which the Members are entitled to vote on hereunder or on which the Members are required to vote pursuant to the Delaware Act.

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(b)	In determining any action or other matter to be undertaken by or on behalf of the Company on which the Members have a right to vote pursuant to the provisions herein, each Member shall be entitled to cast a number of votes equal to the number of Units that such Member holds, with the power to vote, at the time of such vote. Unless otherwise set forth in this Agreement, or otherwise required by the Delaware Act, the taking of any action by the Company which required a vote of the Members as set forth above shall be authorized by the affirmative vote of a majority of the Units, subject to any approval of the Managing Member as required herein.

Article III. Capital Contributions, Capital Accounts and Distributions

Section 3.01 Capital Contributions. Persons seeking to become a member shall be required to purchase or acquire Units and make capital contributions in such forms and in such amounts and at such times as the Members representing 100% of the Units outstanding may require, if any, in its sole discretion (any, a “Capital Contribution”) whereupon a capital account for a new Member will be established, and, if applicable, accreted, in the amount of such Member’s Capital Contribution or based upon the fair market value of property contributed, and the new Member shall be issued a number of Units as determined by the Managing Member, and the Managing Member shall update Exhibit A attached hereto accordingly. The provisions of this Section 3.01 are solely intended for the benefit of the Members and the Managing Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement). The Members shall have no duty or obligation to any creditor of the Company to make any contribution to the Company. In the event that the Company requires additional funding beyond that contributed to the Company on the date hereof, such additional financial contributions shall be made equally by the Members when and as jointly agreed to by the Mangers.

Section 3.02 Capital Account

(a)	There shall be established for each Member on the books of the Company a Capital Account in accordance with Section 704 of the Code and the Treasury Regulations promulgated thereunder.

(b)	At the close of each Fiscal Year, and at certain other periods, as in the case of a withdrawal, there shall be determined for each Member, such Member’s closing Capital Account which shall be determined by adjusting such Member’s opening Capital Account for such period, as the case may be as follows: Net Income or Net Loss of the Company will be allocated to all Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made to such Members pursuant to Section 3.04 and Article VII if the Company were dissolved, its affairs wound up and its assets sold for cash, all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 3.04 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(c)	In the event the Company is terminated during any period in accordance with Article VII, the closing Capital Accounts of the Members for such Fiscal Year then completed will be determined as of the date of termination of the Company in the manner provided in this Section 3.02.

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(d)	In the event that property (other than cash) is contributed (or deemed contributed pursuant to the provisions of Section 708 of the Code) by a Member to the Company, the computation of Capital Accounts shall be adjusted as follows:

(i)	the contributing Member’s Capital Account shall be increased by the fair market value of the property contributed to the Company by the Member, net of liabilities taken or accrued by the Company in respect to such capital contributed; and

(ii)	the adjustments required by Treas. Reg. Sections 1.704-1(b)(2)(iv)(a) and 1.704-1(b)(4)(i) shall be made to such Member’s Capital Account.

(e)	In the event that property is distributed (or deemed distributed pursuant to the provisions of Section 708 of the Code) by the Company to a Member, the following special rules shall apply:

(i)	the Capital Account of the Member receiving a Distribution shall be adjusted as provided in Treas. Reg. Section 1.704-1(b)(2)(iv)(e) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in the Member’s Capital Account) would be allocated to such Member if there were a taxable disposition of such property for its fair market value on the date of Distribution; and

(ii)	the Capital Account of the Member receiving the Distribution from the Company shall be charged with the fair market value of the property at the time of Distribution (net of liabilities taken or accrued by such Member with respect to such property is considered to assume or take subject to under Section 752 of the Code).

(f)	In the event the value of Company’s assets is adjusted pursuant to the terms of this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

(g)	For each Fiscal Period, items of income, deduction, gain, loss or credits shall be allocated for tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member’s Capital Account pursuant to this Section 3.02 for the current and prior Fiscal Year. Such allocation shall be made pursuant to the principles of Section 704(c) of the Code, and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(4)(i) promulgated thereunder, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d).

(h)	In the event a Member withdraws part or all of its Capital Account from the Company, the Managing Member, in its sole discretion, may make a special allocation to said Member for federal income tax purposes of the net capital gains or losses recognized by the Company in such a manner as will reduce the amount, if any, by which such Member’s Capital Account differs from such Member’s federal income tax basis in such Member’s Units before such allocation.

(i)	If all or a portion of a Member’s Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Units and associated Membership Interest so transferred.

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Section 3.03 Compliance with Internal Revenue Code and Regulatory Allocations. All adjustments to the Capital Accounts and allocations of the taxable and economic elements of the Company shall comply with applicable provisions of the Internal Revenue Code and Treasury Regulations, including Section 704 of the Internal Revenue Code and its corresponding Treasury Regulations, including, but not limited to, those respective to the following (the “Regulatory Allocations”): (a) qualified income offsets; (b) minimum gain chargebacks; (c) deductions attributable to nonrecourse debt; and (d) non-deductible expenditures. This Agreement shall be interpreted as if each such Regulatory Allocations, and all of the penultimate provisions of Section 704 and its corresponding Treasury Regulations and any other applicable provisions of the Internal Revenue Code and Treasury Regulations, were expressly recited within this Agreement.

Section 3.04 Distributions

(a)	The Company, in the sole discretion of the Managing Member, in the event there are Available Funds, may make distributions thereof (“Distributions”) to Members as set forth herein. “Available Funds” means the Company’s gross cash receipts from operations, including the excess of Net Income, less the sum of: (1) payments of principal, interest, charges and fees pertaining to any of the Company’s indebtedness; (2) costs and expenses incurred in the conduct of the Company’s business; and (3) amounts reserved to meet the reasonable needs of the Company’s business, including, without limitation, reserves for legal costs of the Company and for service and accounting fees related to the Company’s operations. Notwithstanding anything herein to the contrary, no Member may receive a Distribution to the extent that, after giving effect to the Distribution, all liabilities of the Company (other than to a Member on account of its Units and liabilities for which the recourse of creditors is limited to specific property of the Company) exceed the fair market value of the assets of the Company (except that property that is subject to a liability for which the recourse of the creditors is limited to such property shall be included in the assets of the Company only to the extent the fair market value of such property exceeds that liability). In the event of a Distribution to a Member that would be deemed violative of applicable law, the applicable Member may be required to return such Distribution to the Company. Each Distribution in respect of any Units shall be paid by the Company or through any other Person or agent, only to the Record Holder of such Units as of the Record Date set for such Distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(b)	Other than distributions pursuant to Section 3.05, if the Managing Member declares and determines to make any Distribution of cash or other assets to the Members, all such Distributions shall be made to the Members pro rata based on their respective ownership of Units.

(c)	Except as otherwise provided herein or as required by law, no Member shall be required to restore or repay to the Company any funds properly distributed to it pursuant to this Section 3.04.

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Section 3.05 Tax Distributions. Notwithstanding Section 3.04, within ninety (90) days of the end of each Fiscal Year, the Company may, at the discretion of the Managing Member, make a Distribution to each holder of Units out of any Available Funds of an amount equal to the excess of (A) the sum of (i) the product of (x) the amount of net income and gain taxable at ordinary tax rates allocated with respect to such Units (as shown on Schedule K-1 to the Company’s IRS Form 1065) for such Fiscal Year and all prior Fiscal Years and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in Dallas, Texas (the “Designated Jurisdiction”) with respect to such income or gain, (ii) the product of (x) the amount of net income and gain taxable at long-term capital gains rates allocated with respect to such Unit (as shown on Schedule K-1 to the Company’s IRS Form 1065) for such Fiscal Year and all prior Fiscal Years and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in the Designated Jurisdiction with respect to such income or gain and, (iii) in the event of allocation by the Company of net income or gain taxable at a rate other than the ordinary or long-term capital gains rates contemplated in clauses (i) and (ii) above, the product of (x) the amount of such net income and gain taxable at such other rate allocated with respect to such Unit (as shown on Schedule K-1 to the Company’s IRS Form 1065) for such Fiscal Year and all prior Fiscal Years and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in the Designated Jurisdiction with respect to such income or gain, over (B) the cumulative cash Distributions previously made with respect to such Units pursuant to this Section 3.05 and Section 3.04 during such Fiscal Year and all prior Fiscal Years. The determination of the tax rates to be used for purposes of the preceding sentence shall be made by the Managing Member in its good faith discretion after consulting with the Company’s tax advisors, taking into account among other things changes in applicable tax rates over the relevant period, the deductibility of state and local taxes and any limitations on the ability of an individual to deduct any items of expense or loss under United States federal income tax principles. For the avoidance of doubt, the references to “net income and gain” in clauses (A)(i)(x), (A)(ii)(x), and (A)(iii)(x) above shall mean that amount of such gross income and gain of the Company allocated with respect to such Units for all such Fiscal Years reduced by the gross amount of loss and deduction allocated with respect to such Units for all such Fiscal Years that is available as an offset to such income and gain. Without prejudice to the foregoing, the Company may make a Distribution out of any available cash of the Company (as determined by the Managing Member) to each holder of Units as soon as practicable following the close of each Estimated Tax Period (each an “Estimated Tax Distribution”) of each Fiscal Year in amounts equal to the estimated tax liability of each holder of Units relating to such Estimated Tax Period (as estimated by the Managing Member in its good faith discretion after consulting with the Company’s tax advisors and based on the results of such quarter and using the methodology and assumptions described in the preceding sentences). Estimated Tax Distributions made during a Fiscal Year shall be treated as advances and shall reduce the Distributions otherwise distributable in accordance with the first sentence of this Section 3.05 for such Fiscal Year, and upon prior written notice, if the amount of Estimated Tax Distributions for a Fiscal Year exceed the amount otherwise distributable in accordance with the first sentence of this Section 3.05, the excess distributed to such Member shall be credited against and reduce Distributions that would otherwise be made to such Member pursuant to this Section 3.05 with respect to subsequent Fiscal Years, and if the amount of Estimated Tax Distributions for a Fiscal Year is less than the amount otherwise distributable in accordance with the first sentence of this Section 3.05, the Company may distribute the shortfall to the Members within sixty (60) days of the end of such Fiscal Year. Notwithstanding the foregoing, Distributions pursuant to this Section 3.05 shall not be available to a Member with respect to any guaranteed payment under Code Section 707(c) or any payment to a Member not in his, her or its capacity as a Member under Code Section 707(a). Distributions effected pursuant to this Section 3.05 with respect to each Unit shall be applied to, treated as included in, and reduce the next succeeding Distribution(s) (without double counting) to be made with respect to each such Unit pursuant to this Agreement as necessary to ensure that, over the period of time since such Unit was issued and outstanding, the aggregate amount distributed respect to each such Unit under this Agreement shall be equal to the amount which such Unit would have been distributed under this Agreement had there been no Distributions pursuant to this Section 3.05 and had this Section 3.05 not been part of this Agreement, as reasonably determined in good faith by the Managing Member.

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Section 3.06 Allocations. The Members acknowledge and agree that the Company’s compliance with the Treasury Regulations, as provided for in, or integrated by reference into, this Agreement, has the potential under certain circumstances to result in special Regulatory Allocations to the Capital Accounts that are not intended by the Members. If any Regulatory Allocations cause unintended and material net adjustments to the Capital Accounts, the Company shall attempt, based on the good faith determination of the Members and in a manner consistent with this Agreement, to restore the Capital Account balances that would have existed for all Members in the absence of the Regulatory Allocations. Any such restoration of Capital Account balances shall be achieved through additional and offsetting allocations of the Company’s Net Income and Net Losses, and such other elements as would be contemplated by the Treasury Regulations as elements of income, gain, profits, losses, expenses, deductions or other economic items (as applicable).

Article IV. Transfer of Units

Section 4.01 Transfer of Units.

(a)	Any Transfer of any Units shall only be completed subject to the compliance by the Member and the proposed transferee with this Agreement and in all cases subject to compliance with all applicable laws. No charge shall be imposed by the Company for such Transfer; provided, that as a condition to the issuance of Units the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(b)	By acceptance of the Transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Company as a Substitute Member with respect to the Units so Transferred to such transferee when any such Transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred, (iv) grants powers of attorney to the Officers of the Company and any Liquidating Trustee, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The Transfer of any Units and the admission of any new Member shall not constitute an amendment to this Agreement.

Section 4.02 Procedure for Transfer.

(a)	Prior to undertaking any Transfer of Units, a Member shall provide to the Managing Member information with respect to any proposed Transferee, such information to include such Transferee’s name, address, a description of his, her or its current and historical business operations, any proven or charged criminal conduct, any ligation involving such Transferee, and any other matters and information as requested by the Managing Member. The Managing Member shall evaluate the Transferee and shall make a determination as to whether such Transferee would be acceptable to the Company as a Member. No Transfer shall be permitted unless the Members representing 100% of the Units outstanding consent in writing to the proposed Transferee becoming a Member.

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(b)	For the avoidance of doubt the parties hereto acknowledge and agree that this Section 4.02 shall not apply to any Transfer of Units to an existing Member who is a Member as of the date of such proposed or actual Transfer.

(c)	Prior to undertaking any Transfer of Units which has been approved in accordance with this Section 4.02 as set forth herein and for which the Member proposing to Transfer any such Units has complied with the provisions of this Section 4.02, the Member proposing to Transfer any such Units shall thereafter first comply with the provisions of Section 4.03 and second and thereafter comply with the provisions of Section 4.04.

Section 4.03 Right of Refusal

(a)	Any references in this Section 4.03 to a Unit shall be deemed a reference solely to any Unit which is intended to be Transferred.

(b)	In the event a Member voluntarily desires to Transfer its Unit(s) to any Person, said Member (the “Offering Member”), shall send a written notice containing the terms and conditions of the proposed Transfer, the proportion of its Unit(s)s that the Offering Member proposes to Transfer, the price therefor on a per-Unit basis, which price must be equal for each Unit proposed to be Transferred (the “Offer Price”) and the proposed date for the closing of the Transfer (the “Closing Date”) which may be no sooner than fifty (50) days and no more than eighty (80) days following the date of the notice, to the Company and to the other Members at the addresses listed in the records of the Company (the “Offering Notice”).

(c)	Upon receipt of the Offering Notice, the other Members, other than the Offering Member, shall have the right (the “Right of First Refusal”), for a period of thirty (30) days to elect to purchase all or a portion of such Offering Member’s Unit(s) at the Offer Price. In the event that more than one Member elects to purchase the available Offering Member’s Unit(s), then the available Offering Member’s Unit(s) shall be apportioned amongst the Members in proportion to their respective ownership of Units (calculated without consideration of the ownership of the Offering Member, if applicable). In the event that the Members elect to purchase all or a portion of the available Offering Member’s Unit(s), the Members shall thereafter have the right to purchase all, or such portion of the Offering Member’s Unit(s) in proportion to their respective ownership of Units, at the Offer Price (or applicable portion thereof in the event that the Members elect to purchase a portion of the available Unit(s)) and such sale shall occur in accordance with the terms and conditions set forth in the Offering Notice.

(d)	In the event that the Members do not elect to purchase 100% of the available Offering Member’s Unit(s) pursuant to this Section 4.03, then the Offering Member shall have the right, subject to compliance with the remainder of this Agreement to Transfer any remaining portion of the Offering Member’s Unit(s) not acquired by the Members pursuant to the Right of First Refusal to the Transferee in accordance with the terms and conditions set forth in the Offering Notice and as set forth herein. Any modifications to the terms and conditions of the proposed Transfer shall require a new Offering Notice and compliance again with the terms of this Article IV, including the exercise or waiver of the Right of First Refusal.

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Section 4.04 Tag-Along Rights.

(a)	If a Member (the “Selling Member”) proposes to sell any shares of its Units to an Independent Third Party (the “Proposed Transferee”) and the other Members have not elected to purchase 100% of the available Offering Member’s Unit(s) pursuant to Section 4.03, each Member (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 4.04 with respect to any such remaining Units held by the Selling Member.

(b)	Prior to the consummation of the sale described in Section 4.04(a), the Selling Member shall deliver to the Company, which shall deliver to each Member, a written notice (a “Sale Notice”) of the proposed sale subject to this Section 4.04 no more than ten (10) days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than twenty (20) days prior to the closing date of the Tag-along Sale. The Tag-along Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail: (i) the number of Units to be sold by the Selling Member; (ii) the name of the Proposed Transferee; (iii) the per-Unit purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; (iv) the proposed date, time and location of the closing of the sale; and (v) a copy of any form of agreement proposed to be executed in connection therewith.

(c)	Each Tag-along Member shall exercise its right to participate in a sale of Units by the Selling Member subject to this Section 4.04 by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Units to be sold by it no later than five (5) days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to sell in the proposed sale on the terms and conditions set forth in this Section 4.04. Each Tag-along Member shall have the right to sell in a sale subject to this Section 4.04 the number of Units equal to the product obtained by multiplying (x) the number of Units held by the Tag-along Member by (y) a fraction (A) the numerator of which is equal to the number of Units the Selling Member proposes to sell or transfer to the Proposed Transferee and (B) denominator of which is equal to the number of Units then owned by such Selling Member.

(d)	The Selling Member shall use its commercially reasonable efforts to include in the proposed sale to the Proposed Transferee all of the Units that the Tag-along Members have requested to have included pursuant to the applicable Tag-along Notices, it being understood that the Proposed Transferee shall not be required to purchase Units in excess of the number set forth in the Sale Notice. In the event the Proposed Transferee elects to purchase less than all of the Units sought to be sold by the Tag-along Members, the number of shares to be sold to the Proposed Transferee by the Selling Member and each Tag-along Member shall be reduced so that each such Member is entitled to sell its pro rata portion of the number of Units the Proposed Transferee elects to purchase (which in no event may be less than the number of Units set forth in the Sale Notice).

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(e)	Each Tag-along Member who does not deliver a Tag-along Notice in compliance with this Section 4.04 shall be deemed to have waived all of such Tag-along Member’s rights to participate in such sale, and the Selling Member shall (subject to the rights of any participating Tag-along Member) thereafter be free to sell to the Proposed Transferee its Units at a per-Unit price that is no greater than the per-Unit price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

(f)	Each Member participating in a sale pursuant to this Section 4.04 shall receive the same consideration per share after deduction of such Member’s proportionate share of the related expenses in accordance with Section 4.04(h).

(g)	Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Member, the Tag-along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each other Tag-along Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-along Member shall be in an amount not to exceed the aggregate proceeds received by such Tag-along Member in connection with any sale consummated pursuant to this Section 4.04.

(h)	The fees and expenses of the Selling Member incurred in connection with a sale under this Section 4.04 and for the benefit of all Members (it being understood that costs incurred by or on behalf of the Selling Member for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member; provided, that no Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the transaction consummated pursuant to this Section 4.04.

(i)	Each Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member.

(j)	The Selling Member shall have ninety (90) days following the expiration of the Tag-along Period in which to sell any Units not elected to be acquired by the Tag-Along Member(s) as described in the Sale Notice, on terms not more favorable to the Selling Member than those set forth in the Sale Notice (which such ninety (90) day period may be extended for a reasonable time not to exceed one-hundred-twenty (120) days to the extent reasonably necessary to obtain any regulatory approvals). If at the end of such period the Selling Member has not completed such sale, the Selling Member may not then effect a sale of Units subject to this Section 4.04 without again fully complying with the provisions of this Section 4.04.

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(k)	If the Selling Member sells or otherwise transfers to the Proposed Transferee any of its Units in breach of this Section 4.04, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the number of Units that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 4.04, for a per-Unit amount and form of consideration and upon the term and conditions on which the Proposed Transferee bought such Units from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Section 4.04 shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 4.04. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this Section 4.04(k).

(l)	This Section 4.04 shall not apply to: (i) a sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; or (ii) sales in a distribution to the public (whether pursuant to a registered public offering, Rule 144 or otherwise).

Section 4.05 Conditions for Transfer. No Transferee as an assignee of all or any portion of a Unit or any Unit(s) shall have the right to become a substituted Member in place of an assignor unless the following conditions are satisfied:

(a)	The transferring Member shall have complied with the provisions of this Article IV;

(b)	The Transferee and the transferring Member shall have executed an instrument of assignment in form and substance satisfactory to the Managing Member;

(c)	The Transferee and the transferring Member shall have executed and acknowledged such other instruments as the Managing Member may deem necessary to effectuate such Transfer, including, without limitation, a power of attorney consistent with provisions more fully described in this Agreement and such documents as required by the Managing Member to confirm that such Transferee may acquire the Units in compliance with all applicable laws and regulations;

(d)	The Transferee shall accept, adopt, and approve all of the terms and provisions of this Agreement in writing by executing a counterpart to this Agreement as a Member;

(e)	The Transferee or the transferring Member shall pay all reasonable expenses (including reasonable attorneys’ fees and costs) connected with such Transfer; and

(f)	The Company shall have received, if requested, a legal opinion, that is in form and substance satisfactory to the Company counsel that such transfer will not violate the registration provisions of the Securities Act of 1933, as amended, or cause the Company to be classified as “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations thereunder, which opinion shall be furnished at the expense of the Transferee or the transferring Member.

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Section 4.06 Effect of Assignment. Following a Transfer of a Unit(s) that is permitted under this Article IV, the transferee of such Unit(s) shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions received in respect of, such Unit(s), shall succeed to the Capital Account associated with such Unit(s) and shall receive allocations and Distributions under this Agreement in respect of such Unit(s) as if such transferee were a Member.

Section 4.07 No-Redemption. Other than as set forth in Section 4.09, the Company may not, and no Member may obligate or force the Company to, redeem any Units held by any Member, provided, however, that any Units may be forfeited as otherwsie set forth herein or in any other agreement between the Company and any Member.

Section 4.08 Transfer Void. Any Transfer or attempted Transfer of any Unit(s) in contravention of this Agreement shall be absolutely null and void ab initio and of no force or effect, on or against the Company, any Member, any creditor of the Company or any claimant against the Company and may be enjoined, and shall not be recorded on the books and records of the Company. No Distributions of cash or property of the Company shall be made to any transferee of any Unit(s) which is Transferred in violation hereof, nor shall any such Transfer be registered on the books of the Company. The Transfer or attempted Transfer of any Unit(s) in violation hereof shall not affect the Beneficial Ownership of such Unit(s), and, notwithstanding such Transfer or attempted Transfer, the Member making such prohibited Transfer or attempted Transfer shall retain the right to vote, if any, and the right to receive liquidation proceeds and any other Distributions with respect to the Units.

Section 4.09 Involuntary Transfers.

(a)	For purposes hereof, an “Involuntary Transfer” shall mean any Transfer of Units, or proposed Transfer of Units, (i) upon any foreclosure of any pledge, encumbrance, hypothecation or mortgage which would result in the Transfer of one or more Units, (ii) in the case of a Member that is a trust, the termination of the trust, (iii) in the case of a Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) in the case of a Member that is an estate, the distribution by the fiduciary of the estate’s interest in the Company; and (v) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter.

(b)	Upon any Involuntary Transfer of Units, the Company shall have the right, for a period of thirty (30) days, to acquire the Units proposed to be Transferred at a purchase price equal to the (i) the Capital Account of the Transferring Member less (ii) any Net Income attributable to such Capital Account as of the proposed or contemplated date for the Transfer. In the event that the Company elects to so acquire the Units pursuant to this Section 4.09, the Company shall pay the applicable purchase price to the due recipient thereof, or as directed by a court or governmental authority, as set forth in Section 4.09(d).

(c)	In the event that the Company determines to exercise its rights pursuant to this Section 4.09 within the thirty (30) day, such right and election shall remain valid until completed and the Units shall not be Transferred to the prospective Transferee even if the closing of the Company’s purchase takes longer than such thirty (30) day period.

(d)	Any payment for any Units acquired by the Company pursuant to this Section 4.09, shall be paid for in cash, certified check, attorney’s check or other immediately available funds on the settlement date. Upon any redemption by the Company as set forth herein, the applicable Units shall be deemed cancelled and no longer issued and outstanding.

(e)	For the avoidance of doubt, none of Section 4.02, Section 4.03, Section 4.04, Section 4.05 or Section 4.06 shall apply to any Involuntary Transfers pursuant to this Section 4.09.

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Article V. Liability; Indemnification

Section 5.01 Liability of a Member. The liability of each Member and the Managing Member shall be limited as provided in the Delaware Act and as set forth in this Agreement. No Member shall be obligated to restore by way of Capital Contribution or otherwise any deficits in its Capital Account (if such deficits occur).

Section 5.02 Exculpation and Indemnification.

(a)	No Protected Person shall be liable to the Company or the Managing Member or any other Member for any action taken or omitted to be taken by it or by other Person with respect to the Company, including any negligent act or failure to act, except in the case of a liability resulting from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any intentional and material breach of this Agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful). With the prior joint consent of the Managing Member, any Protected Person may consult with legal counsel and accountants with respect to Company affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the directors, officers, employees, consultants, attorneys, accountants and professional advisors of the Company selected with reasonable care; provided that no such Protected Person may rely upon such statements if it believed that such statements were materially false.

(b)	To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including reasonable legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing a Protected Person’s right to indemnification under this Agreement, and any amounts expended in respect of settlements of any claims approved by the Managing Member (collectively, “Liabilities”), to which any Protected Person may become subject by reason of any act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of the Company or by reason of the fact that it is or was acting in connection with the activities of the Company in any capacity or that it is or was serving at the request of the Company as a partner, shareholder, member, director, officer, employee, or agent of any Person; unless, such Liability results from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or intentional and material breach of this Agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful). The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that such Protected Person’s conduct constituted actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any material breach of this Agreement or the commission of a crime, except a judgment, order or conviction that expressly provides that such Protected Person’s conduct constituted actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any material breach of this Agreement or the commission of a crime.

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(c)	The Managing Member may elect, on behalf of the Company, to reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other costs and expenses (as incurred) of such Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to this Section 5.02 and for all costs and expenses, including fees, expenses and disbursements of attorneys, reasonably incurred by such Protected Person in enforcing the indemnification provisions of this Section 5.02; provided, that such Protected Person executes a written undertaking to repay the Company for such reimbursed or advanced costs and expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 5.02. Upon any liquidation of the Company, such reimbursements or advancement of expenses shall be reimbursed by the Company to the Managing Member prior to any other Distributions hereunder.

(d)	The provisions of this Section 5.02 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 5.02 and regardless of any subsequent amendment to this Agreement; provided, that, no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(e)	Any indemnification under this Section 5.02 or otherwise shall be paid out of and to the extent of the Company’s assets or insurance maintained by the Company for such purposes.

Article VI. Accounting, Financial and Tax Matters

Section 6.01 Accounting Basis. The Company shall use such method of accounting as may be determined by the Managing Member that is consistent with United States generally accepted accounting principles or such other accounting methods and conventions as the Managing Member may from time to time jointly determine to be used in the preparation of the Company’s tax returns.

Section 6.02 Tax Matters.

(a)	Jennifer Black is hereby designated the initial partnership representative for purposes of 6223 of the Code (“Partnership Representative”), and subject to the possible advice of the Company Accountants, is responsible for acting as the liaison between the Company and the Internal Revenue Service (“Service”). The Partnership Representative shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under any provisions of the Code or any other applicable laws and has the sole authority under the Code to deal with the Internal Revenue Service regarding any audit of or assessment against the Company under the BBA to the exclusion of all Members. At any time during an audit by the Internal Revenue Service of the Company, the Managing Member shall have the authority to remove, with or without cause, the Partnership Representative and appoint a replacement Partnership Representative. The Partnership Representative shall be reimbursed by the Company for all out of pocket expenses, costs and liabilities expended or incurred by the Partnership Representative in acting as the Company’s Partnership Representative.

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(b)	Each of the Members consents to and agrees to become bound by all actions of the Partnership Representative, including any contest, settlement or other action or position which the Partnership Representative may deem proper under the circumstances. The Members specifically acknowledge, without limiting the general applicability of this Section 6.02, that the Partnership Representative will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a Partnership Representative, except for bad faith, fraud, gross negligence, willful misconduct or breach of fiduciary duty. All reasonable out-of-pocket expenses incurred by the Partnership Representative in such capacity will be considered expenses of the Company for which the Partnership Representative will be entitled to full reimbursement.

(c)	The Partnership Representative shall, to the extent available and advisable, make a valid small partnership election for each taxable year of the Company. The Partnership Representative shall covenant in writing to undertake its function in such capacity in good faith and with reasonable diligence. The Managing Member is hereby authorized, but not required, to jointly cause the Company to indemnify the Partnership Representative for acts or omissions in discharging said function except any that result from the Partnership Representative’s gross negligence or bad faith. Respective to any taxable year of the Company, reasonably in advance of the date on which a BBA small partnership election must be made for such taxable year, the Partnership Representative shall, as and if applicable, consult with the Company’s tax advisor, and, if the tax advisor so advises. The Partnership Representative shall determine on a timely basis that the Company is so qualified and the Partnership Representative shall make a timely small partnership election for the Company for that taxable year, and, in such event, the Partnership Representative shall provide prompt written notice to the Members that the Partnership Representative has done so.

(d)	If, for any Company taxable year, the Partnership Representative determines that the Company cannot qualify for a small partnership election, the Partnership Representative shall, either independently or in consultation with the Company’s tax preparer, determine the advisability of making, and if so advisable shall notify the Managing Member and shall make a push-out election under BBA Section 6226(b).

(e)	In connection with any BBA audit of the Company, the Partnership Representative shall resolve each issue in the audit only in accordance with the affirmative accession of the Managing Member to the advice of the Partnership Representative made, either independently or in consultation with the Company’s tax preparer, after appropriately articulating to it the issues involved and the dynamics of the impact upon the Company and the Members respective to any such proposed posture.

(f)	If, in connection with a BBA audit, the IRS assesses a tax against the Company, the Partnership Representative, acting under BBA Section 6225(c), may require all of the Members, or Persons who were previously Members as to an applicable Reviewed Year but not as of an applicable Adjustment Year, and the Persons signing this Agreement as a condition to becoming a Member hereby agree in such case, to file amended tax returns for the Reviewed Year and to pay their share of such assessed tax for such applicable period, in proportion to the share of partnership income or loss ascribed to each for such year, or, as necessary, upon such substantially similar allocation basis as the former basis of allocation may under then existing circumstances be required to be modified to address in a case in which the obligated Person would not as of such an applicable Adjustment Year then be a Member. This provision shall survive each Person’s cessation as a Member of the Company or any amendment or termination of this Agreement for so long as a return of a Reviewed Year of the Company as to which any Person was a Member would be open to audit, and each Person signing this Agreement as a Member hereby agrees to indemnify the Company and the other Members from and against any amounts of assessed taxes as they would be otherwise obligated to pay in accordance with this Section 6.02, in a case in which such Person would not do so, as well as against all reasonable attorneys’ fees and costs that would be incurred by the Company or such other one or more Members in the event undertakings, including legal proceedings, to enforce such obligation hereunder against such Person were commenced.

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(g)	The Managing Member reserves the authority to, jointly, at any time, and from time to time, consider adopting a prohibition against the Company’s admission of any Person as a Member whose admission would disqualify the Company from making a small partnership election. In such a case, the Company shall admit no Person as a Member if such Person’s admission as a Member would disqualify the Company from making a valid small partnership election. Upon the Managing Member’s resolution to prohibit admission of such Persons as would disqualify the Company’s election as a small partnership, no Member shall Transfer all or any part of a Member’s Units to any Person in a case in which such Transfer would disqualify the Company from making a small partnership election, and in such event, the Managing Member shall provide notice thereof to all Members.

(h)	Each Person becoming a Member hereby acknowledges that the BBA is new federal tax legislation effective generally as of January 1, 2018, that it replaces conventional prior tax law as it relates to the subject matter within its scope, and that there remain many unresolved issues regarding the implementation of certain of its provisions, whether through IRS Treasury Regulations, case law, or administrative resolutions of applicable governing authorities. Accordingly, the Members acknowledge that the Managing Member reserves the right to supplement or amend any applicable provisions of this Agreement, including as to this Section 6.02, to address such additional processes or procedures as may be indicated as such unresolved issues are prospectively addressed as to reasonably facilitate the Company’s compliance with the BBA.

(i)	The Members shall provide the Company with such information, which may be necessary or desirable in connection with such elections or otherwise in connection with the compliance with applicable tax laws, including providing information in connection with Section 743 of the Code and elections permitted thereunder. The Managing Member shall cause to be prepared and filed all tax returns of the Company and shall make all determinations as to tax elections by the Company. Unless otherwise required by law, Jennifer Black shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code. Prompt notice shall be given to the Managing Member upon receipt of advice that the Internal Revenue Service or other taxing authority intends to examine any income tax return or record or books of the Company. The Managing Member shall provide the Company with such information, which may be necessary or desirable in connection with such elections or otherwise in connection with the compliance with applicable tax laws, including providing information in connection with Section 743 of the Code and elections permitted thereunder.

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Article VII. Dissolution, Winding Up and Termination

Section 7.01 Dissolution.

(a)	The Company shall commence its winding up upon the first to occur of the following (the “Dissolution Event”):

(i)	upon the determination of the Members with the approval of the Managing Member, at any time;

(ii)	upon the insolvency or bankruptcy of the Company;

(iii)	upon the sale of all or substantially all of the Company’s assets; or

(iv)	upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

(b)	The Dissolution Event shall be effective on the day on which such event occurs and immediately thereafter the Company shall commence the Winding Up Period during which its affairs shall be wound up in accordance with Section 7.02 and Section 7.03.

Section 7.02 Winding Up and Termination.

(a)	Upon the occurrence of a Dissolution Event, the property and business of the Company shall be wound up by the Managing Member or, in the event of the unavailability of the Managing Member, by a Person designated as a liquidating trustee by the Managing Member (the Managing Member or such liquidating trustee, the “Liquidating Trustee”). Subject to the requirements of applicable law and the further provisions of this Section 7.02, the Liquidating Trustee shall have discretion in determining whether to sell or otherwise dispose of Company assets or to distribute the same in kind and the timing and manner of such disposition or Distribution. While the Company continues to hold assets, the Liquidating Trustee may in its discretion expend funds, acquire additional assets and borrow funds. The Liquidating Trustee may also authorize the payment of fees and expenses reasonably required in connection with the winding up of the Company.

(b)	Within a reasonable period of time following the occurrence of a Dissolution Event, after allocating all Net Income, Net Loss and other items of income, gain, loss or deduction pursuant to Section 3.06, the Company’s assets (except for assets reserved pursuant to Section 7.03) shall be applied and distributed in the following manner and order of priority:

(i)	the claims of all creditors of the Company (including Members except to the extent not permitted by law) shall be paid and discharged other than liabilities for which reasonable provision for payment has been made; and

(ii)	to the Members in the same manner as Distributions under Section 3.04.

(c)	Notwithstanding anything to the contrary in this Agreement, liquidating Distributions shall be made no later than the last to occur of (x) 90 days after the date of disposition (including pursuant to Section 7.03 of the last remaining asset of the Company and (y) the end of the Company’s taxable year in which the disposition referred to in clause (x) shall occur. Section 7.02(b) and this Section 7.03 are intended to comply with, and shall be interpreted consistently with, the requirements of Regulation section 1.704-1(b)(2)(ii)(b)(2).

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(d)	The Liquidating Trustee shall allocate securities for distribution in kind to the Members. Notwithstanding any other provision of this Agreement, the amount by which the Fair Value of any property to be distributed in kind to the Members (including property distributed in liquidation and property distributed pursuant to Section 3.04) exceeds or is less than the adjusted basis of such property shall, to the extent not otherwise recognized by the Company, be taken into account in computing income, gains and losses of the Company for purposes of crediting or charging the Capital Account of, and distributing proceeds to, the Members, pursuant to this Agreement.

(e)	When the Liquidating Trustee has completed the winding up described in this Section 7.02, the Liquidating Trustee shall cause the Termination of the Company.

Section 7.03 Assets Reserved and Pending Claims.

(a)	If, upon the occurrence of a Dissolution Event, there are any assets that, in the judgment of the Liquidating Trustee, cannot be sold or distributed in kind without sacrificing a significant portion of the value thereof or where such sale or distribution is otherwise impractical at the time of the Dissolution Event, such assets may be retained by the Company if the Liquidating Trustee determines that the retention of such assets is in the best interests of the Members. Upon the sale of such assets or a determination by the Liquidating Trustee that circumstances no longer require their retention, such assets (at their Fair Value) or the proceeds of their sale shall be taken into account in computing Capital Account on winding up and amounts distributable pursuant to Section 7.02(b) and Section 7.03 and distributed in accordance with such value.

(b)	If there are any claims or potential claims (including potential Company expenses in connection therewith) against the Company (either directly or indirectly, including potential claims for which the Company might have an indemnification obligation) for which the possible loss cannot, in the judgment of the Liquidating Trustee, be definitively ascertained, then such claims shall initially be taken into account in computing The Capital Account upon winding up and distributions pursuant to Section 7.02(b) and Section 7.03 at an amount estimated by the Liquidating Trustee to be sufficient to cover any potential loss or liability on account of such claims (including such potential Company expenses), and the Company shall retain funds (or assets) determined by the Liquidating Trustee in its discretion as a reserve against such potential losses and liabilities, including expenses associated therewith, and for any other Company purpose. The Liquidating Trustee may in its discretion obtain insurance or create escrow accounts or make other similar arrangements with respect to such losses and liabilities. Upon final settlement of such claims (including such potential Company expenses) or a determination by the Liquidating Trustee that the probable loss therefrom can be definitively ascertained, such claims (including such potential Company expenses) shall be taken into account in the amount at which they were settled or in the amount of the probable loss therefrom in computing the Capital Account on winding up and amounts distributable pursuant to Section 7.02(b) and Section 7.03, and any excess funds retained shall be distributed as such funds would be distributed under Section 7.02(b) and Section 7.03.

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Article VIII. Member Meetings

Section 8.01 Member Meetings.

(a)	There shall be no meetings of the Members unless called by the Managing Member or as otherwise specifically required by the Delaware Act. No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a meeting of the Members.

(b)	All acts of Members to be taken hereunder shall be taken in the manner provided in this Agreement. If authorized by the Managing Member, and subject to such guidelines and procedures as the Managing Member may adopt, if a meeting of the Members is called the Members and proxyholders entitled to vote thereat not physically present at a meeting of such Members may by means of remote communication participate in such meeting and be deemed present in person and vote at such meeting.

(c)	The Delaware Court of Chancery may issue such orders as may be appropriate, including orders designating the time and place of such meeting, the record date for determination of Members entitled to vote, and the form of notice of such meeting.

Section 8.02 Notice of Meetings of Members.

(a)	Notice, stating the place, day and hour of any meeting of the Members, as determined by the Managing Member, and the purpose or purposes for which the meeting is called, as determined by the Managing Member, shall be delivered by the Company not less than 10 calendar days nor more than 60 calendar days before the date of the meeting, in a manner and otherwise in accordance with the terms herein to each Record Holder who is entitled to attend or entitled to vote at such meeting. Such further notice shall be given as may be required by Delaware or applicable federal law or any exchange on which any Units are then listed. Only such business shall be conducted at a meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Any previously scheduled meeting of the Members may be postponed, and any meeting of the Members may be canceled, by resolution of the Managing Member upon public notice given prior to the date previously scheduled for such meeting of the Members.

(b)	The Managing Member shall designate the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

Section 8.03 Record Date. For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members, the Managing Member may set a Record Date, which shall not be less than 10 nor more than 60 days before the date of the meeting (unless such requirement conflicts with any applicable law). If no Record Date is fixed by the Managing Member, the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment or postponement of the meeting; provided, however, that the Managing Member may fix a new Record Date for the adjourned or postponed meeting.

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Section 8.04 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article VIII.

Section 8.05 Waiver of Notice; Approval of Meeting. Whenever notice to the Members is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written waiver of notice unless so required by resolution of the Managing Member. All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

Section 8.06 Quorum; Required Vote. At any meeting of the Members, the holders of a majority of the Units entitled to vote represented in person or by proxy shall constitute a quorum unless any such action by the Members requires approval by holders of a greater percentage of Units entitled to vote, in which case the quorum shall be such greater percentage. The submission of matters to Members for approval shall occur only at a meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Units entitled to vote specified in this Agreement. Any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

Section 8.07 Conduct of a Meeting; Member Lists.

(a)	The Managing Member shall have full power and authority concerning the manner of conducting any meeting of the Members, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article VIII, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing Member shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Managing Member. The Managing Member may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

(b)	A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order and showing the address of each such Member and the number of Units registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting, at the principal place of business of the Company. The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

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Section 8.08 Action Without a Meeting. On any matter that is to be voted on, consented to or approved by Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

Section 8.09 Voting and Other Rights.

(a)	Only those Record Holders of Units on the Record Date set pursuant to Section 8.03 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of the Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Units shall be deemed to be references to the votes or acts of the Record Holders of such Units on such Record Date.

(b)	With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Company shall be entitled to assume it is so acting without further inquiry.

(c)	No Members or Units shall have any cumulative voting rights.

Section 8.10 Proxies and Voting.

(a)	On any matter that is to be voted on by Members, the Members may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Any such proxy shall be delivered in accordance with the procedure established for the relevant meeting.

(b)	For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(c)	The Managing Member may, and to the extent required by law, shall, in advance of any meeting of Members, appoint one or more inspectors to act at the meeting and make a written report thereof. The Managing Member may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Members, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

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(d)	With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation and as though the Members were shareholders of a Delaware corporation.

(e)	In the event that the Company becomes subject to Regulation 14A under the Exchange Act, pursuant to and subject to the provisions of Rule 14a-16 under the Exchange Act, the Company may, but is not required to, utilize a Notice of Internet Availability of Proxy Materials, as described in such rule, in conjunction with proxy material posted to an Internet site, in order to furnish any proxy or related material to Members pursuant to Regulation 14A under the Exchange Act.

Article IX. Miscellaneous

Section 9.01 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Units at his address as shown on the records of the Company (including on Exhibit A attached hereto), regardless of any claim of any Person who may have an interest in such Units by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 9.01 executed by the Company or the Managing Member or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to the terms and conditions herein. The Managing Member and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 9.02 Amendments; Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived only by an instrument in writing executed by the Managing Member and all of the Members. Notwithstanding the foregoing, the Managing Member may amend this Agreement and the schedules and exhibits hereto, without the approval of the Members (i) to evidence the joinder to this Agreement of a new Member of the Company; (ii) in connection with the Transfer of Units; (iii) as otherwise required to reflect Capital Contributions, Distributions and similar actions hereunder. Notwithstanding the forgoing the Managing Member are, jointly, authorized to make such amendments to this Agreement as required in order to comply with any applicable law, including, without limitation, any securities law, whether currently in place or promulgated in the future.

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Section 9.03 Successors and Assigns; Novation; Enforcement.

(a)	This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Other than as specifically set forth herein, including, without limitation, the ability of the Managing Member to name new or alternate Managing Members, no Member or Managing Member shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the Managing Member and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

(b)	Notwithstanding the foregoing, subject to the consent of the Initial Member, such consent not to be unreasonably withheld, the Managing Member may novate some or all of its obligations under this Agreement to any affiliated entity over which its principals retain control.

Section 9.04 No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.05 Survival of Certain Provisions. The covenants and agreements set forth in Section 5.01, Section 5.02, Section 6.02 and this Article IX shall survive the Termination of the Company.

Section 9.06 Corporate Treatment. The Managing Member shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Company as a partnership for U.S. federal (and applicable state and local) income tax purposes. If, however, the Managing Member determines, in its sole discretion, for any reason (including the proposal, formally or informally, of legislation that could affect the Company’s status as a partnership for U.S. federal and/or applicable state and local income tax purposes) that it is not in the best interests of the Company to be characterized as a partnership, the Managing Member may take whatever steps, if any, are needed to cause the Company to be or confirm that the Company will be treated as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state and local) income tax purposes. Notwithstanding anything in this Agreement to the contrary, in the event U.S. federal (and/or applicable state and local) income tax laws, rules or regulations are enacted, amended, modified or applied after the date hereof in such a manner as to require or necessitate that the Company no longer be treated as a partnership for U.S. federal (and/or applicable state and local) income tax purposes, then the first sentence of this Section 9.06 shall no longer apply.

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Section 9.07 Section 7704(e) Relief. In the event that the Managing Member determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for U.S. federal (and applicable state) income tax purposes, the Company and each Member shall agree to adjustments required by the tax authorities, and the Company shall pay such amounts as required by the tax authorities, to preserve the status of the Company as a partnership.

Section 9.08 Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.

Section 9.09 Interpretation The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and the singular shall be deemed to include the plural. The use of the word “including” herein shall not be considered to limit the provision that it modifies but instead shall mean “including, without limitation.”

Section 9.10 Third-Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, provided that the parties hereto acknowledge and agree that each of Aggia and the Managing Member Representative are intended third party beneficiaries of this Agreement and may enforce the provisions hereof as though a party hereto.

Section 9.11 Entire Agreement. This Agreement and the Services Agreement constitute the entire agreement of the Company, the Managing Member, the Members a party hereto as of the date hereof and any Person who becomes a Member hereafter with respect to the matters described herein and supersedes any prior agreement or understanding among them with respect to such subject matter.

Section 9.12 Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto. Each party acknowledges that such party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

Section 9.13 Authority. Whenever in this Agreement or elsewhere it is provided that consent is required of, or a demand shall be made by, or an act or thing shall be done by or at the direction of, the Company, or whenever any words of like import are used, all such consents, demands, acts and things are to be made, given or done by the consent of any Managing Member or Person acting under the authority of any Managing Member, unless a contrary intention is expressly indicated.

Section 9.14 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, without giving effect to the principles of conflicts of law of the State of Delaware or any other State or jurisdiction.

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(b)	The Company, the Managing Member and each Member irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Dallas County, Texas (the “Selected Courts”). By execution and delivery of this Agreement, each Party irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the Selected Courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction, whether based on forum non conveniens or other basis.

(c)	EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR RELATED TO THE OPERATIONS OF THE COMPANY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATED TO THE OPERATIONS OF THE COMPANY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY TO THIS AGREEMENT WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY TO THIS AGREEMENT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY TO THIS AGREEMENT MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY TO THIS AGREEMENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.14(c).

Section 9.15 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.16 No Consequential or Punitive Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN FOR SPECIAL, GENERAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 9.17 Expenses. Unless otherwise contemplated or stipulated by this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.18 Specific Performance. Each party to this Agreement agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each party to this Agreement shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

Section 9.19 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same agreement and document. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

Muscle Maker, Inc.
Sole Member

By:	/s/ Michael J. Roper
Name:	Michael J. Roper
Title:	Chief Executive Officer

Agreed and accepted:

Managing Member: Muscle Maker, Inc.

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	CEO

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Exhibit A

Members, Capital Contributions, Units, Membership Interest

Member Name	Address	Capital Contribution	Number of Units	Membership Interest
Muscle Maker, Inc.	1751 River Run, Suite 200 Fort Worth, Texas 76107	1,000	1,000	100%
	Totals:	$1,000	100	100.00%

Exhibit B

Form of Counterpart Signature Page

The undersigned hereby accepts, and becomes a party to, the Limited Liability Company Agreement (the “Agreement”) of Sadot LLC, a Delaware limited liability company (the “Company”), in connection with the acquisition of Units (as defined in the Agreement) of the Company, and by its signature below signifies its agreement to be bound by the terms and conditions of the Agreement.

Member Name:	__________________________

By:	__________________________

Name:	__________________________

Title:	__________________________

Number of Units:	__________________________

Agreed and Accepted:

Managing Member: Muscle Maker, Inc.

By:
Name:	Michael Roper
Title:	CEO